Exhibit 10.3

AMENDMENT NO. 3

TO THE TOLL MANUFACTURING AGREEMENT

This Amendment No. 3 (the “Amendment”), effective as of January 1, 2011, is by and between Arena Pharmaceuticals GmbH (“ARENA”) and Siegfried Ltd. (“SIEGFRIED”), and modifies the Toll Manufacturing Agreement, dated January 7, 2008, as amended, by and between ARENA and SIEGFRIED (the “Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, subject to the Parties’ concurrent execution of Amendment No. 2 to the Technical Services Agreement between ARENA and SIEGFRIED, dated January 7, 2008, as amended, and Amendment No. 1 to the Asset Purchase Agreement between ARENA and SIEGFRIED, dated December 18, 2007, the Parties wish to amend the Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. The last sentence of Article 2.1 paragraph 1 is replaced with the following sentence:

“During the period commencing on January 1, 2012 and ending June 30, 2012, SIEGFRIED shall use its reasonable commercial effort to order from ARENA 200 million units of Products.”

2. In paragraph 2 of Article 2.1, the language “2011 and thereafter: no cost guarantee” is replaced with the following language:

“In 2011 and thereafter: no cost guarantee, but SIEGFRIED guarantees to order Products for production by ARENA in 2011, in the amount of 400 million units, which amounts Arena will, irrespective of anything to the contrary in the Agreement (including the last sentence of the first paragraph of Section 3.1), manufacture and supply as ordered by Siegfried, provided always Siegfried complies with provisions of Lead Delivery Time Periods and reasonably distributes orders over 2011. For purposes of determining whether the guaranteed units have been ordered, Tamsulosine will not be included. Subject to the maximum quantities, Lead Delivery Time Period and other limitations on Products provided in this Agreement, ARENA agrees to use commercially reasonable efforts to supply up to 150% of such guaranteed units in 2011 if so requested by SIEGFRIED and up to 150% of the 200 million units of Products in the first half of 2012.”

3. Article 2.6 is replaced with the following language:

“2.6 “Term.

(a) This Agreement is entered into for indefinite period of time.

(b) As from December 31, 2010, either Party may terminate this Agreement upon giving six (6) months prior notice at any time, in a Party’s discretion and for any reason or for no reason, with an effective termination date no earlier than June 30, 2012. In addition, upon giving the number of months notice as specified in Appendix A, ARENA shall be entitled to terminate its obligations with regard to certain Products effective on or after June 30, 2012; with regard to Gabitril, however, effective on or after August 11, 2012 only, and with regard to Idebenon effective on or after December 31, 2012 only (provided the foregoing obligation is subject to the last sentence of the first paragraph of Section 3.1).

(c) In the event ARENA’s obligations are terminated with regard to certain Product(s) and not with regard to the entire Agreement, the maximum quantities of remaining Products that SIEGFRIED may order shall be reduced based on the most recent 12 months forecast issued before the termination is communicated to SIEGFRIED.

(d) SIEGFRIED’s continued performance under the Technical Services Agreement between ARENA and SIEGFRIED dated January 7, 2008, as amended (the “TSA”), if so requested by ARENA, is a condition precedent to ARENA’s continued performance under this Agreement after December 31, 2010.

(e) If ARENA is asked to manufacture validation lots of Product(s) under this Agreement, the standard cost and any additional costs for relevant Services of ARENA for such lots must be agreed in advance between the parties.”

4. In Article 5.2, the language “In 2011: no minimum capacity anymore after 2010” is deleted.

5. Article 6.2 is restated in its entirety as follows:

“6.2 Sales Price.

(i) The Products shall be sold to SIEGFRIED at the Sales Prices. Such Sales Prices are net of VAT. An amount equal to the VAT shall be added to the invoice and paid by SIEGFRIED.

(ii) The Sales Prices charged to SIEGFRIED in 2011 shall be prices charged, on a stock keeping unit (hereinafter “SKU”) by SKU basis, for each Product in 2010. The Sales Prices for 2011 for each SKU shall be agreed upon by the parties and attached hereto as Appendix 1 promptly following execution of this Amendment. The Parties are aware that the prices in subsequent years may decrease as a result of e.g. improved cost structures, or increase as a result of increased direct costs. Not later than November 30, 2011 (and November 30 of subsequent years, if applicable), SIEGFRIED will propose Sales Prices, on a SKU by SKU basis, for consideration by ARENA. The Parties shall discuss and agree upon pricing for the following year not later than December 31, 2011 (and December 31 of subsequent years, if applicable). Sales Prices for Product manufactured after 2011 shall be agreed in writing by amendment to this Agreement.

(iii) With respect to this Section 6.2(iii), the term “Main Products” shall refer to Felodipine, Fluoxetine, Doxazosine and Nifedipine. Notwithstanding anything to the contrary herein, for Main Products manufactured during the period beginning January 1, 2011 and ending on June 30, 2012, the prices charged by ARENA shall be equal to the Sales Price for the product (as set forth on Appendix 1), reduced by (1) 20% for bulk products and (2) 40% for packaged products (price without bulk part, whereby bulk part carries discount of 20%). The Parties may mutually agree to extend such discounted pricing after 2011, and/or that additional Products be included as Main Products hereunder; any such agreement must be in writing by amendment to this Agreement.

(iv) The Parties agree that it may be in the best interests of both Parties if additional volume of Products are manufactured and sold under this Agreement, even if the price for such Products is reduced. ARENA and SIEGFRIED agree to consider additional price reductions which may result in greater volume of Products being manufactured under this Agreement. The parties may agree to share equally in the effects of such reductions; any such agreement must be in writing by amendment to this Agreement. For example, consider a Product that SIEGFRIED would sell to its customer for 120 CHF, and which has a Sales Price of 80 CHF. If SIEGFRIED’s ability to secure an order for significant volumes of that Product is contingent upon SIEGFRIED being able to sell that particular Product to its customer for 100 CHF, ARENA and SIEGFRIED may agree that the Product’s Sales Price is 70 CHF and for Siegfried to sell the Product to its customer for 100 CHF.”

6. Article 5.3 is restated in its entirety as follows:

“5.3 Forecast. As from January 1, 2011, on a quarterly basis SIEGFRIED shall provide ARENA with Product forecasts covering the following eighteen months. The forecasts shall be binding regarding the first six months, not changed during such first six months in time and in quantity by more than +/- 20%, and with respect to the first three months of the forecasts, the forecasts shall be a binding order for the Products as forecasted. With respect to the last twelve months of each forecast, the forecasted amount is a non-binding declaration of an intention to order the forecasted amounts.

If at any time SIEGFRIED finds that a forecast is inaccurate, it shall inform ARENA without delay and submit a modified forecast for the period in question.”

7. Appendix G is deleted from the Agreement.

8. Unless otherwise specifically amended herein, all of the terms and conditions of the Agreement shall remain in full force and effect.

9. This Amendment becomes effective, if Amendment No. 1 to the Asset Purchase Agreement and Amendment No. 2 to the Technical Services Agreement have already been or are entered into within three business days after execution of this Amendment the latest.

10. This Amendment may be executed in multiple counterparts, each of which shall be considered and shall have the same force and effect of an original.

11. This Amendment shall be governed by the laws of Switzerland under the exclusion of the UN Convention on Agreements for the International Sale of Goods (the so-called Vienna Convention).

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed, or caused to be duly executed, this Amendment.

Siegfried Ltd.		Arena Pharmaceuticals GmbH

By:	/s/ Hubert Stückler	By:	/s/ Daniel Müller

Name:	Hubert Stückler	Name:	Daniel Müller

Date:	March 11, 2011	Date:	March 11, 2011

By:	/s/ Hans-Rudolf Kern	By:	/s/ Arnaud Schattmeier

Name:	Hans-Rudolf Kern	Name:	Arnaud Schattmeier

Date:	March 11, 2011	Date:	March 11, 2011

Appendix 1

Sales Prices for 2011